U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 15, 2001
Date of Report (Date of earliest event reported)

SCILABS HOLDINGS, INC.
(Name of Small Business Issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2265134 (I.R.S. Employer Identification No.)

6380 Wilshire Boulevard, Suite 907 Los Angeles, California	90048

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (323) 658-7199

Not applicable.

(Former name or former address, if changed since last report)

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Item 5. Other Events
SIGNATURE

Item 5. Other Events

         On October 15, 2001, the Board of Directors of SciLabs Holdings, Inc., (“the Company”) nominated and appointed Gilbert Cheang and Valentino Guzman as members of the Board of Directors of the Company. Mr. Valentino Guzman replaced Mr. Raul John Tañedo who resigned as director effective October 15, 2001. Moreover, on October 15, 2001, Mr. Albert Quiambao resigned as President and Treasurer of the Company.

         The Board of Directors then nominated and appointed Mr. Gilbert Cheang as President and Chief Executive Officer and Mr. Valentino Guzman as Treasurer of the Company effective October 15, 2001. Finally, on October 15, 2001, the Board of Directors appointed Mr. Roy Rayo as Secretary of the Company.

         Mr. Gilbert Cheang, the Company’s newly appointed Director, President and Chief Executive Officer of the Company, has a Master’s Degree in Business Administration from the University of Dallas in Irving, Texas. From 1987 to 1989, Mr. Cheang served as Cash Manager and Investor Reporter for Aspen Mortgage Company in Dallas, Texas. Subsequently, Mr. Cheang served as Financial Analyst for AccuBanc Mortgage Corp. in Dallas, Texas, that also involves investor reporting and US Federal Housing Authority & Veterans Administration foreclosure claims.

         Abroad, Mr. Cheang served as Operations Manager for Daet Rizal Lumber in the Province of Camarines Norte, Philippines from 1993 to 1996. Since then, Mr. Cheang is General Manager and Proprietor of his own business, GAPCO Market Resources, a company dealing primarily with different Philippine cement manufacturers.

         Mr. Valentino Guzman, the Company’s newly appointed director and treasurer, is Senior Partner at Guzman & Tanedo Law Offices. He has extensive experience in litigating corporate, criminal, civil and administrative cases. From 1997 to 1999, he was litigation supervisor and junior partner at Medel, Macam, Tolentino, Pineda and Larcia Law Offices.

         Mr. Roy Rayo, the Company’s newly appointed Secretary, was an associate at SyCip Salazar Hernandez & Gatmaitan in Makati City, Metro Manila, Philippines, from September 1997 through May 2000. At this firm, he assisted in prosecution and maintenance of trademark applications and registrations. From April through August 1997, Mr. Rayo was a law clerk in the Circuit Court of the Second Circuit in Maui, Hawaii. From January through March 1997, Mr. Rayo served as legal analyst for the House of Representatives of the State of Hawaii. From June through July 1994, Mr. Rayo was an intern at the United Nations Economic and Social Commission for Asia and the Pacific, Bangkok, Thailand.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2001	SciLabs Holdings, Inc.

By: /s/ Gilbert Cheang President

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